Exhibit 99.1

Vertex Energy, Inc. Will Present at the Craig-Hallum 3rd Annual Alpha Select Conference on September 27, 2012 in New York

Press Release: Vertex Energy, Inc. – Mon, Sep 24, 2012 12:12 PM EDT

Vertex Energy, Inc. (OTC BB: VTNR), a leader in the collection, aggregation, re-refining and processing of distressed petroleum streams, will present at the Craig-Hallum 3rd Annual Alpha Select Conference. The conference will be held at the Sentry Centers in New York City on September 27, 2012.

Benjamin Cowart, Chairman and CEO of Vertex Energy, Inc., will deliver the presentation on Thursday, September 27, 2012 at 9:20 a.m. Eastern time in the Bryant Park room on the 18th floor. The presentation will be webcast live and can be accessed at the following link:

http://wsw.com/webcast/ch2/vtnr

About Vertex Energy, Inc.

Vertex Energy, Inc. (OTC BB: VTNR) is a leader in the collection, aggregation, re-refining and processing of distressed petroleum streams, such as used oil, transmix, fuel oils and off-specification commercial chemical products, thereby reducing the United States' reliance on foreign crude oil. Vertex Energy's focus, as a participant in the alternative energy and environmentally friendly investment sectors, is on creating increased value in the products it manages. It utilizes a variety of strategies and technologies that facilitate the re-refining of used oil and off-specification commercial chemical products into higher value commodities. By creating higher value products from distressed hydrocarbon streams, the Company is positioned to produce both financial and environmental benefits. Vertex Energy is based in Houston, Texas with offices in Georgia and California. More information on the Company can be found on the Company's website at www.vertexenergy.com, and in documents filed with the U.S. Securities and Exchange Commission, on the SEC's web site at www.sec.gov.

This press release may contain forward-looking statements, including information about management's view of Vertex's future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Vertex, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Vertex files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Vertex's future results. The forward-looking statements included in this press release are made only as of the date hereof. Vertex cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Vertex undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Vertex.

Contact:

Porter, LeVay & Rose, Inc.
Marlon Nurse, 212-564-4700
SVP – Investor Relations

or

Vertex Energy, Inc.
Matthew Lieb, 310-230-5450
Chief Operating Officer